                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 3rd day of July, 1996 is entered into by Lifeline Systems (Canada), Inc., an Ontario corporation with its principal place of business at _____________________________ (the "Company"), and Leonard Wechsler, residing at 58 Millwood Road, Toronto, Ontario, M4S IJ7 Canada (the "Employee").

     On the date hereof, the Company has purchased all of the capital stock of CareTel, Inc., an Ontario corporation ("CareTel"). The Company's willingness to consummate such acquisition is in reliance upon the agreements of the Employee set forth herein. Accordingly, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1.   Term of Employment.  The Company hereby agrees to employ the Employee,
          ------------------
and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the "Commencement Date") and ending on December 31, 1999, unless sooner terminated in accordance with the provisions of Section 4 (such period, as it may be extended, the "Employment Period").

     2.   Title; Capacity.  The Employee shall serve as President of the
          ---------------
Company. As President, the Employee shall report to the Chief Executive Officer (the "CEO") of Lifeline Systems, Inc., a Massachusetts corporation with its principal place of business at 640 Memorial Drive, Cambridge, Massachusetts 02139 ("Lifeline") or to an officer of Lifeline designated by the CEO. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the CEO or such other officer of Lifeline as may be designated by the CEO.

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     3.   Compensation and Benefits.
          -------------------------

          3.1  Salary.  During the Employment Period, the Company shall pay the
               ------
Employee, in bi-weekly installments in arrears, an annual gross base salary of Cdn $130,000, less all applicable tax withholdings and statutory deductions.

          3.2  Bonuses.  During the Employment Period, the Employee shall be
               -------
entitled to bonus payments in accordance with Schedule A attached hereto. All such bonus payments are subject to applicable tax withholdings and statutory deductions. The Employee's rights to bonuses on termination are as set forth in
Section 5 below.

          3.3  Fringe Benefits.  The Employee shall be entitled to participate
               ---------------
in all bonus and benefit programs, if any, that the Company establishes and makes available to its employees and to its senior management to the extent that Employee's position, tenure, salary and other qualifications make him eligible to participate (the "Employee Benefits"). The Employee shall be entitled to 4 weeks paid vacation per year in addition to all statutory holidays in Ontario, to be taken at such times as are reasonable. The Employee understands and agrees that the Company reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any Employee Benefits thereunder altogether. Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

          3.4  Reimbursement of Expenses.  The Employee shall comply with, and
               -------------------------
shall be entitled to the reimbursement established pursuant to, the Company's policies in effect from time to time with respect to travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement.

          3.5  Automobile Expenses.  The Company shall pay the Employee a
               -------------------
monthly automobile allowance of Cdn $800 in bi-weekly installments in arrears.

     4.   Employment Termination.  The employment of the Employee by the Company
          ----------------------
pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 Expiration of the Employment Period in accordance with Section 1, unless extended by the mutual agreement of the parties hereto;

          4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall mean (a) willful misconduct or gross negligence by the Employee or willful failure to perform his responsibilities in the best interest of the Company (provided, that except in the case of criminal behavior the Employee shall be given at least one written notice specifying the nature of his misconduct); or (b) the breach by the Employee of Sections 6, 7 or 16 of this Agreement, which breach continues for 30 days subsequent to written notice from the Company to the Employee of the breach (unless such breach is not susceptible to cure, in which case termination shall be deemed to be immediate).

          4.3 Upon the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided that if the Employee
                                                   -------- ----
and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

          4.4 At the election of the Employee, upon not less than two months prior written notice of termination in which event the Company may waive such notice, in whole or in part, upon payment to the Employee of salary, benefits and bonuses otherwise payable in respect of such two month period; or

          4.5 At the election of the Company, upon written notice of termination.

     5.   Effect of Termination.
          ---------------------

          5.1  Termination for Cause or Voluntary Termination.  In the event the
               ----------------------------------------------
Employee's employment is terminated for cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

          5.2  Termination Without Cause.  In the event the Employee's
               -------------------------
employment is terminated at the election of the Company pursuant to Section 4.5, and in consideration of the post-termination non-compete and non-solicitation agreement set forth in Section 6, the Company shall pay to the Employee (i) a lump-sum amount at the time of termination equal to the base salary payable to him under Section 3.1, through December 31, 1999, plus (ii) an amount equal to the excess, if any, of (A) Cdn $300,000 times a fraction, the numerator of which is the number of calendar days from the date hereof until the date of termination and the denominator of which is the number of calendar days from the date hereof until December 31, 1999, over (B) the amount of bonus payments paid to the Employee during the Employment Period pursuant to the bonus programs set forth on Schedule A attached hereto (provided that if there is no excess, no adjustment shall be made). The payments contemplated in this Section 5.2 include all entitlement to either notice of termination or pay in lieu of notice and severance pay under the Employment Standards Act of Ontario. In the event that the minimum statutory requirements as at the date of termination provide a greater benefit than provided in this

Agreement, such statutory requirements will replace the payments contemplated under this Agreement.

          5.3  Termination for Death or Disability.  If the Employment Period is
               -----------------------------------
terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee through the date of his termination of employment because of death or disability. In addition, in the event of the Employee's death or disability during the Employment Period, the Company shall pay to the Employee or his estate within two weeks after his death or termination due to disability, a lump sum payment equal to (X) the lesser of (A) one year's base salary under Section 3.1; and (B) the base salary under Section 3.1 which would have been payable to the Employee for the period from the date of death or termination due to disability through December 31, 1999, were the Employee not deceased or so disabled, plus (Y) an amount equal to the excess, if any, of (A) Cdn $300,000 times a fraction, the numerator of which is the number of calendar days from the date hereof until the date of the Employee's death or termination due to disability and the denominator of which is the number of calendar days from the date hereof until December 31, 1999, over (B) the amount of bonus payments paid to the Employee pursuant to the bonus programs set forth on Schedule A attached hereto.

          5.4  Survival.  The provisions of Sections 6, 7 and 16 shall survive
               --------
 the termination of this Agreement.

     6.   Non-Compete.
          -----------

          (a) The Employee recognizes that his willingness to enter into the restrictive covenants contained in this Section 6 was a critical condition precedent to the willingness of the Company to acquire the capital stock of CareTel and of the Company to enter into and perform under this Agreement. The Employee also acknowledges that the restrictions contained in this Section 6 will not materially or unreasonably interfere with the Employee's ability to earn a living.

          (b) During the Employment Period and for a period of 5 years after the termination or expiration thereof, the Employee will not directly or indirectly, within Canada or the United States of America;

               (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products or services of the kind or type produced, marketed or sold by Lifeline Systems, Inc. on the date hereof or any other business engaged in by the Company after the date hereof in which the Employee has non-trivial involvement; or

               (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company or to accept any employment or consulting relationship with the Employee or any third party; or

               (iii) solicit in a manner competitive with the business of Lifeline Systems, Inc., divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by employees of the Company while the Employee was employed by the Company.

          (c) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The parties intend that the restrictions in this Section 6 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of Canada.

          (d) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

          (e) For purposes of this Section 6, the "Company" refers to the Company, Lifeline and any of their respective affiliates.

          (f) The Employee acknowledges that he is party to non-competition and non-solicitation covenants in Sections 8.02 and 8.03 of that certain Stock Purchase Agreement among CareTel, the Company and the former stockholders of the Company dated as of the date hereof (the "Stock Purchase Agreement"). The Employee agrees that nothing in this Agreement shall be deemed to affect any provision of the Stock Purchase Agreement, including without limitation such non-competition and non-solicitation covenants. In the event that the non-competition and non-solicitation covenants in this Agreement would expire before those in the Stock Purchase Agreement, or vice versa, the Employee acknowledges his intention that he shall, following the first to expire of such covenants, continue to be bound until the other of such covenants expire by their terms.

     7.   Proprietary Information and Developments.
          ----------------------------------------

          7.1  Proprietary Information.
               -----------------------

          (a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company other than for the Company's purposes and the performance of his services hereunder or use the same for any unauthorized purposes without written approval by an authorized officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

          (b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

          (c) The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

          (d) For purposes of this Section 7, the "Company" refers to the Company, Lifeline and any of their respective affiliates.

          7.2  Developments.
               ------------

          (a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company which relate to the present or planned business or research and development of the Company (all of which are collectively referred to in this Agreement as "Developments").

          (b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

          (c) The Employee agrees to provide reasonable cooperation to the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (in the United States, Canada and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

          7.3  Other Agreements.  The Employee hereby represents that he is
               ----------------
not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

          7.4  No Set Off.  The Company will not set off any amounts owing
               ----------
under this Agreement against any amount owing to the Company from the Employee pursuant to any other agreement between the Company and the Employee.

     8.   Notices.  All notices required or permitted under this Agreement shall
          -------
be in writing and shall be deemed effective upon personal delivery or facsimile transmission or on the fourth business day following deposit in either the Canada Post Office or the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

     9.   Pronouns.  Whenever the context may require, any pronouns used in this
          --------
Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     10.  Dollar Amounts.  All dollar amounts referenced in this Agreement shall
          --------------
mean Canadian dollars.

     11.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     12.  Amendment.  This Agreement may be amended or modified only by a
          ---------
written instrument executed by both the Company and the Employee.

     13.  Governing Law.  This Agreement shall be construed, interpreted and
          -------------
enforced in accordance with the laws of Ontario.

     14.  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company or Lifeline may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     15.  Miscellaneous.
          -------------

          15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          15.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     16.  Agreement Not to Sell Shares.  During the period beginning on the date
          ----------------------------
hereof and continuing to and including December 31, 1999, the Employee shall not offer, sell, contract to sell or otherwise dispose of, any of the 6,000 shares of Common Stock of Lifeline Systems, Inc. issued to him in connection with the acquisition by the Company of 2,100 shares of the capital stock of CareTel (or any shares of stock into which such shares may be converted by reason of recapitalization, reorganization, merger or otherwise), without the prior written consent of the CEO of Lifeline Systems, Inc., and any such attempted transfer shall be void. If the Employee's employment is terminated for any reason whatsoever prior to December 31, 1999, this restriction shall cease to apply.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

LIFELINE SYSTEMS (CANADA), INC.


By:________________________________
     Ronald Feinstein
     Duly Authorized Director


EMPLOYEE


___________________________________
     Leonard Wechsler

                                  SCHEDULE A

                                BONUS PAYMENTS

I.   ANNUAL PERFORMANCE BONUS

          The Employee shall be entitled to an annual bonus payment, half of which will be based upon the level of pre-tax profit actually attained by the Company in such year in relation to target and budgeted pre-tax profit, and the other half of which will be based upon the level of revenue actually attained by the Company in such year in relation to target and budgeted revenue. Annually, prior to the beginning of each of calendar years 1997, 1998 and 1999, the Employee and the Company will set financial targets to be attained for such calendar year (the "Financial Targets"). These targets will begin with the joint development of pro forma 1996 annualized revenue and pre-tax profit baseline numbers. Baseline 1996 pro forma numbers will reflect the annualized profit and loss statement combining the Company and CareTel. The profit and loss statement will reflect only those revenues, costs and goodwill that are directly associated with the Company and CareTel. They will not include any allocation of management fees from Lifeline Systems, Inc. The Employee and the Company will endeavor to develop a mutually agreeable profit and loss statement which reflects a true pro forma representation of the 1996 annual results.

          The Employee's annual bonus is to be calculated as follows. All bonus amounts are expressed as a percentage of the Employee's annualized base salary for the applicable calendar year, and shall be paid by the Company promptly following the availability of audited financial results for such year.

     Pre-Tax Profit
     --------------

          The Pre-Tax Profit portion of the Employee's bonus payment shall be calculated for each of calendar years 1997, 1998 and 1999 as follows:

                          Bonus Payment     Participation
                          (As a % of the    Percentage
Pre-Tax Profit            Participation     (As a % of                   Bonus
Attainment                Percentage)       base salary)   Base Salary   Payout
----------                -----------       ------------   -----------   ------
No increase over prior
 year's results                   0%             25%           $130,000  $     0
Budget                           50%             25%           $130,000  $16,250
Target                          100%             25%           $130,000  $32,500

Payments will be linearly determined between each set of points. There will be no cap on bonus payments; however, in the event of unusual non-operational profit windfalls to the Company, the CEO of Lifeline Systems, Inc. may, in his sole discretion, adjust the profit calculation for purposes hereof and consider the appropriateness of a one-time bonus payment associated with such unusual items, or may exclude such items from the bonus calculation. Coopers & Lybrand will be responsible for arbitrating any disputes over whether an item is unusual. Pre-tax profit in excess of the applicable annual target will accrue additional bonus payout points at a rate of 1% of the Employee's annual base salary for every $_______/*/ of pre-tax profit in excess of the applicable earnings.

Revenue
-------

The revenue portion of the Employee's bonus payment shall be calculated for each of calendar years 1997, 1998 and 1999 as follows:

                          Bonus Payment   Participation
                          (As a % of      Percentage
Revenue                   Participation   (As a % of                   Bonus
Attainment                Percentage)     base salary)   Base Salary   Payout
----------                -----------     ------------   -----------   ------
No increase over prior
 year's results                   0%              25%       $130,000   $     0
Budget                           50%              25%       $130,000   $16,250
Target                          100%              25%       $130,000   $32,500

Payments will be linearly determined between each set of points. There will be no cap on bonus payments; however, in the event of unusual non-operational revenue windfalls to the Company, the CEO of Lifeline Systems, Inc. may, in his sole discretion, adjust the revenue calculation for purposes hereof and consider the appropriateness of a one-time bonus payment associated with such unusual items, or may exclude such items from the bonus calculation. Coopers & Lybrand will be responsible for arbitrating any disputes over whether an item is unusual. Revenue in excess of the applicable annual target will accrue additional bonus payout points at a rate of 1% of the Employee's annual base salary for every $________/*/*/ of revenue in excess of the applicable annual target.


_________________________
/*/ To be set annually as soon as the pre-tax profit target is set for such year.

/**/ To be set annually as soon as the revenue target is set for such year.

Example
-------

The following examples illustrate the calculation of the Employee's bonus payment:

                                    i           ii             iii             iv
Prior year pre-tax profit      $  700,000  $  700,000    $   700,000      $  700,000

Pre-Tax profit attained           900,000     800,000      1,000,000       1,100,000

Pre-Tax profit budget             900,000     900,000        900,000         900,000

Pre-Tax profit target           1,100,000   1,100,000      1,100,000       1,100,000


Prior year revenue              5,000,000   5,000,000      5,000,000       5,000,000

Revenue Attained                6,000,000   5,500,000      5,850,000       5,750,000

Revenue Budget                  5,750,000   5,750,000      5,750,000       5,750,000

Revenue Target                  6,000,000   6,000,000      6,000,000       6,000,000


GROUP I:
---------

                                   Bonus
                                   Participation    Bonus Payment
Opportunity       Base Salary      Percentage       Percentage           Bonus
-----------       -----------      ----------       ----------           -----
Pre-Tax Profit     $130,000      X  25%          X   50%           $16,250

Revenue                $130,000     X     25%        X     100%          32,500
-------                                                                  -------
Total                                                                    $48,750


GROUP II:
---------

                                   Bonus
                                   Participation    Bonus Payment
Opportunity       Base Salary      Percentage       Percentage           Bonus
----------------  -----------      ----------       ----------           -----
Pre-Tax Profit    $130,000       X  25%          X   25%           $8,125

Revenue           $130,000          X     25%        X     33.3%         10,833
----------------                                                         ------
Total                                                                    $18,948

GROUP III:
----------

                                   Bonus
                                   Participation    Bonus Payment
Opportunity       Base Salary      Percentage       Percentage           Bonus
-----------       -----------      ----------       ----------           -----
Pre-Tax Profit    $130,000       X  25%          X   75%           $24,375

Revenue           $130,000          X     25%        X     70%           22,750
-------                                                                  -------
Total                                                                    $47,125

GROUP IV:
---------

                                   Bonus
                                   Participation    Bonus Payment
Opportunity       Base Salary      Percentage       Percentage           Bonus
-----------       -----------      ----------       ----------           -----
Pre-Tax Profit    $130,000       X  25%          X   100%          $32,500

Revenue           $130,000          X     25%        X     50%           16,250
-------                                                                  ------
Total                                                                    $48,750


II.  LONG-TERM PERFORMANCE BONUS

     Prior to January 1, 1997, the Company and the Employee shall develop a three-year strategic plan with revenue and pre-tax profit growth targets to be attained by the Company by December 31, 1999 from the baseline revenue and pre-tax profit pro forma numbers developed pursuant to the first paragraph of this Schedule A. If the Employee remains employed by the Company through December 31, 1999, then on or before March 31, 2000, the Company shall pay the Employee a Long-Term Performance Bonus calculated as follows:

               Revenue                    Pre-Tax Profit
               -------                    --------------

       Target           Dollar         Target         Dollar
     Attainment         Payout       Attainment       Payout
     ----------         ------       ----------       ------

     Below Base          -0-         Below Base        -0-

       Base            $ 25,000         Base         $ 25,000

       Target          $125,000        Target        $125,000

Payments will be linearly determined between each set of point , Pre-tax profit attainment in excess of target will result in additional bonus payout dollars at a rate of $_______/**/*/ for each dollar in pre-tax profit in excess of target. Revenue attainment in excess of target will result in additional bonus payout dollars at a rate of $________*** for each dollar in revenue in excess of target. There will be no cap on the bonus payment; however, in the event of an unusual non-operational profit or revenue windfalls to the Company, the CEO of Lifeline Systems, Inc. may, in his sole discretion, adjust the profit and revenue calculations and consider the appropriateness of a bonus payment associated with such unusual items, or may exclude such items from the bonus calculation. Coopers & Lybrand will be responsible for arbitrating any disputes over whether an item is unusual.

In the event the Employee is terminated by the Company after December 31, 1998, but before December 31, 1999, he shall be entitled to a pro rata portion of the Long-Term Performance Bonus calculated by multiplying (A) the Estimated Bonus Payment (as defined below) times a fraction, the numerator of which is the number of calendar days from the date hereof until the date of termination and the denominator of which is the number of calendar days from the date hereof until December 31, 1999. The "Estimated Bonus Payment" means the Company's reasonable estimate of the bonus that would have been payable under this Section II if the Employee had been employed until December 31, 1999 . Such estimate will be calculated by averaging the revenue and pre-tax profit growth over each of 1997 and 1998 and the projected revenue and pre-tax profit growth in 1999. Coopers & Lybrand will be responsible for arbitrating any disputes over the interpretation of this provision and/or the calculation provided for herein.

EXAMPLE
-------

The following example illustrates the calculation of the bonus payment. In the example, the Company pays additional bonus payout dollars of $12,500 for each $50,000 dollars in pre-tax profit in excess of target and additional bonus payout dollars of $10,000 for each $100,000 in revenue in excess of target. Pre-tax profit will be calculated before deducting bonus earnings.

                                            i               ii

     Baseline pre-tax profit             $1,000,000      1,000,000
     Pre-Tax profit attained             $1,900,000      1,250,000
     Pre-Tax profit target               $1,500,000      1,500,000

     Baseline revenue                    $8,000,000      8,000,000
     Revenue attained                    $9,600,000      8,500,000
     Revenue Target                      $8,600,000      8,600,000


__________________________________

/***/  To be determined as soon as the three-year plan targets are set.

Group i:
--------
                                                                   Pre-Tax
                                                   Revenue         Profit       Total
                                                   -------         ------       -----
     Payout if attained
     results were at target                        $125,000        $125,000     $250,000

     Payout if attained                            $200,000        $200,000     $400,000
     results were above
     target as per above example

Group ii:
---------
                                                                   Pre-Tax
                                                   Revenue         Profit       Total
                                                   -------         ------       -----
     Payout if attained
     results were at  target                       $125,000        $125,000     $250,000

     Payout if attained                            $108,400        $62,500      $170,900
     results were below
     target as per above example

III. MINIMUM BONUS

     If the Employee remains employed by the Company through December 31, 1999, the Company shall, no later than January 15, 2000, pay the Employee the difference, if any, by which Cdn $300,000 exceeds the aggregate bonus payments made by the Company to the Employee pursuant to Sections I and II above.

IV.  CREDIT FOR UNITED STATES OPPORTUNITY

     For purposes of calculating the bonus payments under Sections I and II above, the Employee will be given credit for revenue and pre-tax profit from any transactions from time to time arising from the National Meals on Wheels Foundation initiative which the Employee has described to the Buyer prior to the date hereof; provided, however, that the Employee will only be given credit for such amounts if such relationship is consummated on or prior to June 30, 1997. The pre-tax profit calculation will be based on cost allocations made by the Buyer in its reasonable judgment.